UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): May 17, 2021

INCOME OPPORTUNITY REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-14784	75-2615944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01	IOR	NYSE American

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

1

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

On May 17, 2021, Income Opportunity Realty Investors, Inc. (“IOR” or the “Company”) announced its operational results for the quarter ended March 31, 2021. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated May 17, 2021

_________________________

* Furnished herewith

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 17, 2021

INCOME OPPORTUNITY REALTY INVESTORS, INC.

	By:	/s/ Gene S. Bertcher
Gene S. Bertcher
Executive Vice President and
Chief Financial Officer

3

Exhibit "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports First Quarter 2021 Results

DALLAS (May 17, 2021) - Income Opportunity Realty Investors, Inc. (NYSE MKT: IOR), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2021.

For the three months ended March 31, 2021, the Company reported net income of $1,352,000 or $0.32 per share, as compared to net income of $841,000 or $0.20 per share for the same period ended 2020.

Our primary business is investing in real estate and mortgage note receivables.

Expenses

General and administrative expenses were $188 thousand for the three months ended March 31, 2021. This represents an increase of $49 thousand, comapred to general and administrative expenses of $139 thousand for the three months ended March 31, 2020. This increase was primarily due to an increase in various operating expenses.

Advisory fees were $197 thousand for three months ended March 31, 2021 compared to $189 thousand for the same period in 2020 for an increase of $8 thousand. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Net income fee to related party was $139 thousand for the three months ended March 31, 2021. This represents an increase of $53 thousand, compared to the net income fee of $86 thousand for the three months ended March 31, 2020. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Other income (expense)

Interest income decreased to $1.2 million for the three months ended March 31, 2021 compared to $1.5 million for the same period in 2020. The decrease of $300 thousand was primarily due to a decrease in the prime interest rate used to calculate interest on the receivable amount owed from our Advisor and other related parties.

Other income was $1 million for the three months ended March 31, 2021 due to the collection of a note previously written off.

Income tax expense was $1.1 million for both 2020 and 2019.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

4

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)	(Audited)
	(dollars in thousands, except par value amount)
Assets

Current assets
Cash and cash equivalents	$—	$12
Receivable and accrued interest from related parties	94,307	90,526
Total current assets	94,307	90,538

Non current assets
Notes and interest receivable from related parties	11,503	13,930
Total non current assets	11,503	13,930

Total Assets	$105,810	$104,468

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable and other liabilities	$2	$12
Total liabilities	2	12
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,414 shares in 2021 and 2020	42	42
Treasury stock at cost, 5,261 shares in 2021 and 2020	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	43,850	42,498
Total shareholders' equity	105,808	104,456
Total liabilities and shareholders' equity	$105,810	$104,468

The accompanying notes are an integral part of these consolidated financial statements.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
	(dollars in thousands, except per share amounts)
Revenues:
Revenue from operations	$—	$—

Expenses:
General and administrative (including $107 and $72 for the three months ended 2021 and 2020, respectively, to related parties)	188	139
Net income fee to related party	139	86
Advisory fee to related party	197	189
Total operating expenses	524	414
Net operating loss	(524)	(414)

Other income (expenses):
Interest income from related parties	1,218	1,479
Other income	1,017	—
Total other income	2,235	1,479
Income before taxes	1,711	1,065
Income tax expense	359	224
Net income	$1,352	$841

Earnings per share - basic and diluted
Net income	$0.32	$0.20

Weighted average common shares used in computing earnings per share	4,168,414	4,168,414

The accompanying notes are an integral part of these consolidated financial statements.